EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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The Board of Directors
Quipp, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-06355 and 333-75085) of Quipp, Inc. and subsidiary of our report dated March 28, 2005, with respect to the consolidated balance sheets of Quipp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which appears in the Form 10K of Quipp, Inc. dated March 29, 2005.






KPMG LLP

Ft. Lauderdale, Florida
March 28, 2005
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